Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2019, PolyOne Corporation (the “Company” and, together with its subsidiaries, “PolyOne” or “we”) entered into a definitive share purchase agreement (the “Purchase Agreement”) with Clariant AG (“Clariant”), a corporation organized and existing under the laws of Switzerland, and a definitive business transfer agreement (the “BTA” and, together with the Purchase Agreement, the “Agreements”) with Clariant Chemicals (India) Limited, a public limited company incorporated in India and an indirect majority-owned subsidiary of Clariant (“Clariant India” and, together with Clariant AG, “Clariant”). Pursuant to the Purchase Agreement, PolyOne has agreed to acquire Clariant’s global masterbatch business outside of India (the “Clariant Masterbatch Business”), and pursuant to the BTA, PolyOne has agreed to purchase Clariant India’s masterbatch business (the “Clariant India Masterbatch Business”, together with the Clariant Masterbatch Business, “Clariant Masterbatch” or “Clariant MB”), for a net purchase price of $1.45 billion in cash, subject to customary closing adjustments. We refer to the pending acquisition of Clariant MB as the “Clariant MB Acquisition”. The Clariant MB Acquisition, which has not yet been consummated, will be accounted for as a business combination under Accounting Standards Codification ("ASC") Topic 805, Business Combinations ("ASC 805"), with PolyOne considered as the accounting acquirer and Clariant MB as the accounting acquiree. The Clariant MB Acquisition is subject to customary closing conditions and is expected to close in 2020.

The Clariant MB Acquisition will be financed, in part, with the net proceeds received from the issuance of common shares and senior unsecured debt securities. The remaining portion of the purchase price will be paid with cash on hand as of the acquisition closing date.

On January 30, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein (the “Underwriters”), in connection with the public offering and sale (the “Offering”) of 13,333,333 of the Company’s common shares, par value $.01 per share (“Common Shares”), at a price to the public of $33.75 per share. As a component of the Offering, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,000,000 Common Shares from the Company, which was fully exercised. In connection with the Offering, we generated net proceeds, after deducting the underwriters' discount but before deducting offering expenses, of approximately $496.8 million from the sale of 15,333,333 Common Shares.

The Company intends to issue approximately $650.0 million aggregate principal amount of senior unsecured debt securities (the “New Notes”) on or prior to the consummation of the Clariant MB Acquisition. We anticipate that in the event the New Notes are issued prior to the consummation of the Clariant MB Acquisition, the New Notes will be subject to a special mandatory redemption in the event that the Clariant MB Acquisition is not consummated on or prior to December 19, 2020 or, if prior to December 19, 2020, the Purchase Agreement is terminated other than in connection with the consummation of the Clariant MB Acquisition.

The remaining portion of the net purchase price of the Clariant MB Acquisition will be paid with a portion of the net cash proceeds received from the sale of the Company’s Performance Products and Solutions business segment (“PP&S”). As previously announced, on October 25, 2019, the Company completed the sale of PP&S, which generated net cash proceeds of $761.8 million.

Additionally, on December 19, 2019, we entered into a Commitment Letter (the “Commitment Letter”) with Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Citizens Bank, N.A., HSBC Bank USA, N.A., PNC Bank, National Association, Truist Bank and U.S. Bank National Association (collectively, the “Commitment Parties”). Pursuant to and subject to the terms and conditions set forth in the Commitment Letter, the Commitment Parties have provided up to a 12-month commitment for a $1,150 million senior unsecured bridge loan facility (the “Bridge Facility”) for purposes of funding the Clariant MB Acquisition. The Commitment Parties’ commitments under the Bridge Facility were subsequently reduced on a dollar-for-dollar basis by the net proceeds from the Offering described above. We currently intend to issue the New Notes in lieu of borrowing under the Bridge Facility.

The unaudited pro forma condensed combined financial statements, which have been prepared to give effect to the completion of the Clariant MB Acquisition, have been developed from, and should be read in conjunction with, (1) the audited consolidated financial statements of PolyOne contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 19, 2020 and (2) the audited combined financial statements of Clariant MB as of and for the fiscal year ended December 31, 2019 filed as Exhibit 99.1 to this Current Report.

Clariant MB has historically operated as part of Clariant and not as a separate entity. Therefore, the accompanying historical financial statements of Clariant MB have been prepared on a carve-out basis and are derived from the consolidated financial statements of Clariant. These historical financial statements, which were prepared on a combined basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), include all assets, liabilities, revenues, and expenses that Clariant’s management has determined are specifically or primarily related to the business activities of Clariant MB, as well as direct and indirect costs incurred within Clariant that are attributable to the operations of Clariant MB. Central support costs include corporate and shared service functions that are provided on a centralized basis by Clariant, including but not limited to employee benefits, finance, human resources, risk management, information technology, facilities, and legal. These expenses have been allocated to Clariant MB on the basis of direct usage when identifiable, or when specific identification is not practicable, a proportional allocation method based primarily on combined sales, headcount, or other measures depending on the nature of services received.

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The combined historical financial statements have been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the completion of the Clariant MB Acquisition and, with respect to the combined statements of operations only, expected to have a continuing impact. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Clariant MB Acquisition had occurred, and the acquisition-related costs were paid, on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is presented as if the completion of the Clariant MB Acquisition had occurred on January 1, 2019, the beginning of the period presented.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under US GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma adjustments to the historical financial information are based on currently available information, and in many cases, are based on estimates and preliminary information. The Company believes such estimates are reasonable and supportable under the circumstances and reflect the best currently available assumptions. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial statements. A final determination of the fair values of Clariant MB's assets and liabilities, which cannot be made prior to the completion of the Clariant MB Acquisition, will be based on the actual net assets of Clariant MB that exist as of the date of completion of the Clariant MB Acquisition. Consequently, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of PolyOne would have been if the Clariant MB Acquisition had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Furthermore, the unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Clariant MB Acquisition. The unaudited pro forma condensed combined financial statements do not reflect any dispositions or the effects of any other commitments that may be required by either PolyOne or Clariant in connection with the receipt of regulatory approvals required to complete the Clariant MB Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2019
(In millions)

	Historical PolyOne	Historical Clariant MB After Reclassifications (Note 4)	Pro Forma Adjustments (Note 5)		Eliminations (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$864.7	$57.1	$(210.8)	a	$—		$711.0
Accounts receivable, net	330.0	170.1	—		(0.4)	b	499.7
Inventories, net	260.9	86.4	11.0	c	—		358.3
Other current assets	57.7	111.4	—		—		169.1
Total current assets	1,513.3	425.0	(199.8)		(0.4)		1,738.1
Property, net	407.4	195.6	110.8	d	—		713.8
Goodwill	685.7	48.9	700.7	e	—		1,435.3
Intangible assets, net	469.3	5.1	458.1	f	—		932.5
Operating lease assets	63.8	24.3	—		—		88.1
Other non-current assets	133.8	15.0	—		—		148.8
Total assets	$3,273.3	$713.9	$1,069.8		$(0.4)		$5,056.6

Liabilities and Shareholders' Equity
Current liabilities:
Short-term and current portion of long-term debt	$18.4	$122.7	$—		$—		$141.1
Accounts payable	287.7	111.0	—		(0.4)	b	398.3
Current operating lease obligations	21.0	4.9	—		—		25.9
Accrued expenses and other current liabilities	375.4	86.0	85.3	g	—		546.7
Total current liabilities	702.5	324.6	85.3		(0.4)		1,112.0
Non-current liabilities:
Long-term debt	1,210.9	6.5	641.9	h	—		1,859.3
Pension and other post-retirement benefits	56.6	21.9	30.6	i	—		109.1
Deferred income taxes	63.5	10.1	161.7	j	—		235.3
Non-current operating lease obligations	42.8	18.3	—		—		61.1
Other non-current liabilities	144.3	1.3	—		—		145.6
Total non-current liabilities	1,518.1	58.1	834.2		—		2,410.4
Equity:
PolyOne shareholders' equity	1,051.9	318.1	150.3	k	—		1,520.3
Noncontrolling interests	0.8	13.1	—		—		13.9
Total Equity	1,052.7	331.2	150.3		—		1,534.2
Total liabilities and equity	$3,273.3	$713.9	$1,069.8		$(0.4)		$5,056.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2019
(In millions except for share and per share data)

	Historical PolyOne	Historical Clariant MB After Reclassifications (Note 4)	Pro Forma Adjustments (Note 6)		Eliminations (Note 6)		Pro Forma Combined
Sales	$2,862.7	$1,127.3	$—		$(4.2)	a	$3,985.8
Cost of Sales	2,205.5	820.2	14.5	b	(4.2)	b	3,036.0
Gross Margin	657.2	307.1	(14.5)		—		949.8
Selling and administrative expenses	500.4	241.2	19.8	c	—		761.4
Operating income	156.8	65.9	(34.3)		—		188.4
Interest expense, net	(59.5)	(11.3)	(35.7)	d	—		(106.5)
Other income (expense), net	12.1	—	(5.6)	e	—		6.5
Income (loss) from continuing operations before income taxes	109.4	54.6	(75.6)		—		88.4
Income tax expense	(33.7)	(18.2)	22.3	f	—		(29.6)
Net income (loss) from continuing operations	75.7	36.4	(53.3)		—		58.8
Net income attributable to noncontrolling interests	(0.2)	(0.6)	—		—		(0.8)
Net income (loss) from continuing operations attributable to common shareholders	$75.5	$35.8	$(53.3)		$—		$58.0

Earnings per common share attributable to PolyOne common shareholders:
Basic	$0.98						$0.63
Diluted	$0.97						$0.62

Weighted-average shares used to compute earnings per common share:
Basic	77.2		15.3	g			92.5
Plus dilutive impact of share-based compensation	0.5		—				0.5
Diluted	77.7		15.3				93.0

Anti-dilutive shares not included in diluted common shares outstanding	0.6		—				0.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements show the historical financial positions and results of operations of PolyOne and Clariant MB and have been prepared to illustrate the effect of the completion of the pending Clariant MB Acquisition, including pro forma assumptions and adjustments related to the Clariant MB Acquisition, and the related completed and anticipated financing transactions, as described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments give effect to events that are (1) directly attributable to the Clariant MB Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of operations of the combined business.

The Clariant MB Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC Topic 820, Fair Value Measurements ("ASC 820"), defines the term "fair value" as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept that assumes the highest and best use of an asset or liability by market participants, who are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. As a result, the Company may be required to value assets of Clariant MB at fair value measures that do not reflect the Company’s intended use of those assets.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Clariant MB Acquisition had occurred, and the acquisition-related costs were paid, on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is presented as if the Clariant MB Acquisition had occurred on January 1, 2019, the beginning of the period presented.

As of the date of this Current Report, PolyOne has not completed the detailed valuation studies necessary to determine the fair value of the Clariant MB assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Clariant MB Acquisition had occurred on the aforementioned dates. The final allocation of the purchase price will be determined after completion of the Clariant MB Acquisition and determination of the estimated fair value of Clariant’s assets and liabilities, and associated tax adjustments. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by PolyOne. Certain financial information of Clariant MB as presented in its historical combined financial statements has been preliminarily reclassified to conform to the historical presentation in PolyOne’s consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Upon completion of the Clariant MB Acquisition, PolyOne will perform a full and detailed review of Clariant MB’s accounting policies. As a result of that review, PolyOne may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

These pro forma condensed combined financial statements are being provided for illustrative purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Clariant MB Acquisition occurred on the dates specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Clariant MB Acquisition may differ significantly from these unaudited pro forma condensed combined financial statements. The pro forma condensed combined financial statements do not account for the cost of any restructuring activities or synergies resulting from the Clariant MB Acquisition or other costs relating to the integration of the two companies.

2. PURCHASE PRICE ALLOCATION

The total estimated purchase consideration to be paid to Clariant pursuant to the Agreements assuming that the Clariant MB Acquisition occurred on December 31, 2019, inclusive of estimated closing adjustments, is approximately $1,406.4 million. The cash portion of the consideration is estimated to be $1,321.1 million. The contingent portion of the consideration is $85.3 million and represents loan receivables from Clariant to the Clariant Masterbatch Business as of December 31, 2019. These loan receivables are treated as a net debt adjustment within the Purchase Agreement, with cash payable to Clariant upon the receivable being collected.

The table below reflects the sources and uses of funds relating to the Clariant MB Acquisition as follows:

Description	Amount	Notes
(in millions)
Sources:
Issuance of New Notes	$650.0	(i.)
Net proceeds from issuance of common shares	496.8	(ii.)
Cash on hand	296.1	(iii.)
	$1,442.9
Uses:
Purchase Consideration	$1,406.4
Total estimated remaining transaction fees, costs, and expenses	36.5	(iv.)
	$1,442.9

(i.) Reflects the anticipated gross proceeds from the issuance of the New Notes. In the event that we do not issue the New Notes, we may instead incur borrowings under the Bridge Facility or issue other indebtedness in lieu thereof, which could result in a significant change to the amount of interest expense included within these unaudited pro forma condensed combined financial statements. The interest under the Bridge Facility would be paid quarterly in arrears at a rate per annum equal to the three-month LIBOR plus a margin of 4.25%. This margin is stepped up 50 basis points every three months to a maximum rate of 8.0%.

(ii.) Represents the net proceeds received from the Offering, after deducting the underwriters' discount but before deducting offering expenses.

(iii.) Reflects the portion of the cash on hand as of December 31, 2019 that will be used to fund the Clariant MB Acquisition, including the payment of related fees and expenses.

(iv.) Reflects the total estimated transaction fees, costs, and expenses not yet recognized as of December 31, 2019, including (1) issuance costs related to the Offering, excluding the underwriters’ discount, (2) the cash expected to be paid for issuance costs related to the New Notes offering, (3) non-refundable commitment fees paid related to Bridge Facility, and (4) other acquisition costs incurred by the Company for investment banking, attorney, consultant, independent accountants, and other external costs related to the Clariant MB Acquisition.

The table below represents a preliminary allocation of the estimated total purchase consideration to Clariant MB’s tangible and intangible assets acquired and liabilities assumed based on PolyOne management’s preliminary estimates of their respective fair values as of December 31, 2019. The final allocation will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Clariant MB's tangible and identifiable intangible assets to be acquired and liabilities to be assumed. Such final adjustments may be material.

(in millions)
Cash and cash equivalents	$57.1
Accounts receivable	170.1
Inventories	97.4
Other current assets	111.4
Property, plant, and equipment	306.4
Goodwill	749.6
Intangible assets	463.2
Operating lease assets	24.3
Other non-current assets	15.0
Short-term and current portion of long-term debt	(122.7)
Accounts payable	(111.0)
Accrued expenses and other current liabilities	(86.0)
Operating lease obligations	(23.2)
Other non-current liabilities	(232.1)
Non-controlling interests	(13.1)
Total Estimated Purchase Consideration	$1,406.4

Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

3. CLARIANT MB HISTORICAL COMBINED FINANCIAL STATEMENTS

Clariant MB historical balances were derived from Clariant MB’s historical combined financial statements described in the introduction and are presented under US GAAP and converted from Swiss francs to U.S. dollars based on historical exchange rates. The historical combined income statements of Clariant MB were translated using the average exchange rate for the year ended December 31, 2019 (1.00619 USD/CHF). The historical combined balance sheet of Clariant MB as of December 31, 2019 was translated using the spot rate on December 31, 2019 (1.02925 USD/CHF).

4. RECLASSIFICATION ADJUSTMENTS

Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Certain balances were reclassified from the Clariant MB historical financial statements so that their presentation would be consistent with that of PolyOne. These adjustments and reclassifications are based on management's preliminary analysis. Upon consummation of the Clariant MB Acquisition, additional differences or reclassifications may be identified that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

The amounts included in the table below may differ slightly from the historical financial statements of Clariant MB due to rounding.

Clariant MB
Combined Statements of Financial Position
As of December 31, 2019
(In Millions)

Financial Statement Line		Historical Clariant MB Before Reclassifications (CHF)	Historical Clariant MB Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant MB After Reclassifications (USD)
Assets
Current assets:
Cash and cash equivalents	CHF	55.5	$57.1	$—		$57.1
Accounts receivable, net		165.3	170.1	—		170.1
Inventories		83.9	86.4	(86.4)	i.	—
Inventories, net		—	—	86.4	i.	86.4
Loans to related parties		82.9	85.3	(85.3)	ii.	—
Other current assets		25.4	26.1	85.3	ii.	111.4
Total current assets		413.0	425.0	—		425.0
Property, plant and equipment, net		190.0	195.6	(195.6)	iii.	—
Property, net		—	—	195.6	iii.	195.6
Right-of-use assets		23.6	24.3	(24.3)	iv.	—
Goodwill		47.5	48.9	—		48.9
Intangible assets, net		5.0	5.1	—		5.1
Operating lease assets, net		—	—	24.3	iv.	24.3
Deferred tax assets		11.5	11.8	(11.8)	v.	—
Investments in affiliates		3.1	3.2	(3.2)	vi.	—
Other non-current assets		—	—	15.0	v., vi.	15.0
Total non-current assets		280.7	288.9	—		288.9
Total assets	CHF	693.7	$713.9	$—		$713.9

(i.) To reclassify inventories to inventories, net
(ii.) To reclassify loans to related parties to other current assets
(iii.) To reclassify property, plant, and equipment, net to property, net
(iv.) To reclassify right-of-use assets to operating lease assets
(v.) To reclassify deferred tax assets to other non-current assets
(vi.) To reclassify investments in affiliates to other non-current assets

Financial Statement Line		Historical Clariant MB Before Reclassifications (CHF)	Historical Clariant MB Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant MB After Reclassifications (USD)
Liabilities and Equity
Current liabilities:
Short-term debt	CHF	21.9	$22.5	$(22.5)	vii.	$—
Short-term and current portion of long-term debt		—	—	122.7	vii., ix.	122.7
Accounts payable		107.8	111.0	—		111.0
Accrued employee expenses		41.9	43.1	(43.1)	viii.	—
Current operating lease obligations		—	—	4.9	x.	4.9
Loans from related parties		97.4	100.2	(100.2)	ix.	—
Accrued and other liabilities		46.4	47.8	(47.8)	x.	—
Accrued expenses and other current liabilities		—	—	86.0	viii, x.	86.0
Total current liabilities		315.4	324.6	—		324.6
Non-current liabilities:
Long-term debt		6.3	6.5	—		6.5
Retirement benefit obligations		21.3	21.9	(21.9)	xi.	—
Pension and other post-retirement benefits		—	—	21.9	xi.	21.9
Lease liabilities		17.8	18.3	(18.3)	xii.	—
Non-current operating lease obligations		—	—	18.3	xii.	18.3
Deferred tax liabilities		9.8	10.1	(10.1)	xiii.	—
Deferred income taxes		—	—	10.1	xiii.	10.1
Other non-current liabilities		1.3	1.3	—		1.3
Total non-current liabilities		56.5	58.1	—		58.1
Total liabilities		371.9	382.7	—		382.7

Equity:
PolyOne shareholders' equity		—	—	318.1	xiv.	318.1
Net investment from the Parent		368.3	379.0	(379.0)	xiv.	—
Accumulated other comprehensive loss		(59.2)	(60.9)	60.9	xiv.	—
Total equity attributable to the Masterbatches Business		309.1	318.1	—		318.0
Non-controlling interests		12.7	13.1	—		13.1
Total Equity		321.8	331.2	—		331.2
Total liabilities and equity	CHF	693.7	$713.9	$—		$713.9

(vii.)  To reclassify short-term debt to short-term and current portion of long-term debt
(viii.) To reclassify accrued employee expenses to accrued expenses and other current liabilities
(ix.) To reclassify loans from related parties to short-term and current portion of long-term debt
(x.) To reclassify accrued and other liabilities to accrued expenses and other current liabilities and current operating lease obligations
(xi.) To reclassify retirement benefit obligations to pension and other post-retirement benefits
(xii.) To reclassify lease liabilities to non-current operating lease obligations
(xiii.) To reclassify deferred tax liabilities to deferred income taxes
(xiv.) To reclassify net investment from parent and accumulated other comprehensive loss to shareholders’ equity

Clariant MB
Combined Statements of Income
Year Ended December 31, 2019
(In millions)

Financial Statement Line		Historical Clariant MB Before Reclassifications (CHF)	Historical Clariant MB Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant MB After Reclassifications (USD)
Sales	CHF	1,120.4	$1,127.3	$—		$1,127.3
Cost of goods sold		814.5	819.5	0.7	i.	820.2
Gross profit		305.9	307.8	(0.7)		307.1
Selling, general and administrative costs		228.0	229.4	(229.4)	ii.	—
Selling and administrative expenses		—	—	241.2	i., ii., iii.	241.2
Research and development costs		10.8	10.9	(10.9)	iii.	—
Other expense		1.6	1.6	(1.6)	i.	—
Operating income		65.5	65.9	—		65.9
Interest expense		(13.3)	(13.4)	13.4	iv.	—
Interest income		2.1	2.1	(2.1)	v.	—
Interest expense, net		—	—	(11.3)	iv., v.	(11.3)
Income from continuing operations before income taxes		54.3	54.6	—		54.6
Income tax expense		(18.1)	(18.2)	—		(18.2)
Net Income		36.2	36.4	—		36.4
Less: Net income attributable to non-controlling interests		(0.6)	(0.6)	—		(0.6)
Net income attributable to the Masterbatches Business	CHF	35.6	$35.8	$—		$35.8

(i.)  To reclassify certain restructuring and other charges from other expense to cost of goods sold and selling and administrative expenses in accordance with PolyOne’s accounting policies
(ii.)  To reclassify selling, general, and administrative costs to selling and administrative expenses
(iii.)  To reclassify research and development costs to selling and administrative expenses
(iv.) To reclassify interest expense to interest expense, net
(v.) To reclassify interest income to interest expense, net

5. PRO FORMA AND ELIMINATION ADJUSTMENTS TO CONDENSED COMBINED BALANCE SHEET

a.Cash and cash equivalents - Represents adjustments comprised of the following:

(in millions)	As of December 31, 2019
Estimated gross proceeds from issuance of New Notes	$650.0
Net proceeds from issuance of common shares (see Note 5k)	496.8
Total estimated remaining transaction fees, costs, and expenses	(36.5)
Estimated purchase consideration paid at closing	(1,321.1)
Pro forma adjustment to cash and cash equivalents	$(210.8)

b.Accounts receivable, net - Represents elimination of balances related to sales and purchases between PolyOne and Clariant MB.

c.Inventories, net - Represents an $11.0 million adjustment to increase the carrying value of Clariant MB’s inventory to its estimated acquisition-date fair value. As a result of this adjustment, the estimated inventory step-up will increase cost of sales as the acquired inventory is sold within the first turn of inventory after the Clariant MB Acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statement of operations.

d.Property, net - To eliminate Clariant MB’s previously existing property, plant, and equipment assets and to record the fair value of the acquired property, plant, and equipment assets. Adjustments to property, net consist of the following:

(in millions)	As of December 31, 2019
Fair value of acquired property (see Note 2)	$306.4
Elimination of Clariant MB pre-acquisition property	(195.6)
Pro forma adjustment to property, net	$110.8

e.Goodwill - To eliminate Clariant MB’s previously existing goodwill and to record goodwill resulting from the Clariant MB Acquisition. Adjustments to goodwill consist of the following:

(in millions)	As of December 31, 2019
Goodwill (as determined in Note 2)	$749.6
Elimination of Clariant MB pre-acquisition goodwill	(48.9)
Pro forma adjustment to goodwill	$700.7

f.Intangible assets, net - To eliminate Clariant MB’s previously existing intangible assets and to record the fair value of Clariant MB’s identifiable intangible assets, including customer relationships and brands. Adjustments to intangible assets consist of the following:

(in millions)	As of December 31, 2019
Fair value of acquired intangible assets (see Note 2)	$463.2
Elimination of Clariant MB pre-acquisition intangible assets	(5.1)
Pro forma adjustment to intangible assets, net	$458.1

g.Accrued expenses and other current liabilities - To reflect the contingent portion of the purchase price. See Note 2.

h.Long-term debt - To pay a portion of the purchase price of the Clariant MB Acquisition, PolyOne intends to issue approximately $650.0 million aggregate principal amount of New Notes, which, for purposes of the unaudited pro forma condensed combined financial information, PolyOne has assumed will be issued at a 6.50% fixed interest rate. As a result of the anticipated issuance of the New Notes, the unaudited pro forma condensed combined balance sheet reflects an increase in long-term debt of $641.9 million, which is net of $8.1 million of estimated debt issuance costs.

i.Pension and other post-retirement benefits - Represents a $30.6 million increase to reflect the remeasurement of Clariant MB’s retirement plans as of the assumed acquisition date. The adjustment primarily relates to the fact that Clariant MB had appropriately measured certain of its defined benefit plans that were shared with Clariant as multi-employer plans in its historical combined financial statements, which were prepared on a carve-out basis. However, upon consummation of the Clariant MB Acquisition, PolyOne will provide post-retirement benefits to the relevant employees through single-employer plans.

j.Deferred income taxes - Adjustments reflect accounting for the deferred income tax effects of the purchase accounting adjustments at the estimated blended statutory tax rate.

k.PolyOne Shareholders’ Equity - Adjustments to shareholders’ equity consist of the following:

(in millions)	As of December 31, 2019
Net proceeds from issuance of common shares (i.)	$496.8
Non-refundable Bridge Facility commitment fees recognized within retained earnings (ii.)	(10.3)
Transaction costs recognized within retained earnings (iii.)	(18.1)
Elimination of Clariant MB’s historical equity	(318.1)
Pro forma adjustment to shareholders’ equity	$150.3

i.Represents the net proceeds received from the Offering, after deducting the underwriters' discount but before deducting offering expenses.

ii.Represents non-refundable commitment fees paid to secure the Bridge Facility.

iii.Represents transaction costs not yet recognized as of December 31, 2019 but expected to be incurred by the Company related to the Clariant MB Acquisition, including expenses related to the Offering, such as investment banking, attorney, consultant, independent accountant, and other external costs.

6. PRO FORMA AND ELIMINATION ADJUSTMENTS TO CONDENSED COMBINED STATEMENT OF OPERATIONS

a.Sales - Represents elimination of revenues earned by PolyOne on sales to Clariant MB, and vice versa, that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following completion of the Clariant MB Acquisition. Revenue eliminated for the year ended December 31, 2019 was $4.2 million.

b.Cost of sales - Represents adjustments comprised of the following:

(in millions)	Year Ended December 31, 2019
Depreciation of acquired property, net (i)	$14.5
Elimination of cost of sales (ii)	4.2

i.Represents net impact of removal of historical depreciation expense and increased depreciation expense for the fair value of property, plant, and equipment assets recognized as part of acquisition accounting. Property, plant, and equipment assets are depreciated over their estimated remaining useful lives, determined in accordance with PolyOne's policy.

ii.Represents elimination of cost of goods sold relating to transactions between PolyOne and Clariant MB that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following the Clariant MB Acquisition

c.Selling and administrative expenses - Represents adjustments comprised of the following:

(in millions)	Year Ended December 31, 2019
Amortization of intangible assets, net (i)	$24.4
Elimination of acquisition-related expenses (ii)	(4.6)
Pro forma adjustment to selling and administrative expenses	$19.8

i.Represents net impact of removal of historical amortization expense and increased amortization expense for the fair value of definite lived intangible assets recognized as part of acquisition accounting. Acquired intangible assets are assumed to be amortized on a straight-line basis over expected useful lives of 14 - 20 years.

ii.Represents the amount recognized in PolyOne’s statement of operations for acquisition-related expenses. As these expenses are not expected to have a continuing impact on the results of operations of the combined business, we have eliminated them from the unaudited pro forma condensed combined statement of operations.

d.Interest expense, net - Represents adjustments comprised of the following:

(in millions)	Year Ended December 31, 2019
Estimated interest expense on New Notes (i)	$42.3
Estimated amortization of deferred financing costs (ii)	1.0
Elimination of interest on ABL (iii)	(7.6)
Pro forma adjustment to interest expense, net	$35.7

i.Represents interest expense on approximately $650.0 million aggregate principal amount of New Notes that PolyOne intends to issue to finance a portion of the purchase price of the Clariant MB Acquisition. For the purposes of the unaudited pro forma condensed combined financial information, PolyOne has assumed that the New Notes will be issued at a 6.50% fixed interest rate.

ii.Represents the estimated amortization of deferred financing costs expected to be incurred through the issuance of the New Notes. See Note 5h.

iii.Represents the elimination of historical interest expense related to the senior secured revolving credit facility because the outstanding principal amounts of such facility were repaid with a portion of the net proceeds from the sale of PP&S.

If the actual annual interest rate of the New Notes were to vary by 1/8th percent, the pro forma adjustment for interest expense would change by $0.8 million for the year ended December 31, 2019.

Further, as disclosed in Note 4, the total gross interest expense included within Clariant MB’s combined statements of income for year ended December 31, 2019 was $13.4 million. We believe that such amounts may have been less in those periods had the Clariant MB Acquisition occurred on January 1, 2019 given PolyOne’s capital structure. However, no pro forma adjustment has been made to the historical interest expense of Clariant MB since the related debt may be assumed upon consummation of the Clariant MB Acquisition.

e.Other (expense) income, net - Represents the additional net periodic pension cost related to Clariant MB’s retirement plans that would have been presented in Other (expense) income, net under PolyOne’s accounting policies. Specifically, as a result of adopting Accounting Standards Update (“ASU”) 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”), PolyOne presents all components of net periodic benefit cost, except for service costs, in Other (expense) income, net. In addition, this pro forma adjustment reflects the difference in net periodic benefit cost due to the fact that PolyOne immediately recognizes actuarial gains and losses in our operating results in the year in which the gains or losses occur whereas Clariant MB amortized these gains and losses using the corridor approach in its historical financial statements.

f.Income tax expense - Represents the income tax effect of the Clariant MB Acquisition pro forma and elimination adjustments using an estimated blended statutory rate of 29% for the year ended December 31, 2019.

g.Weighted-average shares used to compute earnings per common share - Represents common shares issued in conjunction with the Offering. The adjustment is comprised of the following:

(in millions)	Year Ended December 31, 2019
Shares issued for public offering	13.3
Additional shares issued for underwriter’s option	2.0
Pro forma adjustment to weighted-average shares used to compute earnings per common share	15.3